Exhibit (a)(1)(K)

September 12, 2008

ADDITIONAL INFORMATION

Concerning the friendly tender offer

to acquire all outstanding shares of GEHL

Wednesday, September 12, 2008 – After the announcement in France of a tender offer to acquire all shares of GEHL Company, GEHL has filed the offering documents concerning this offer with the Securities and Exchange Commission as required by U.S. regulation. These documents are available directly from the Securities and Exchange Commission or via links on GEHL’s website (www.gehl.com).

GEHL’s most recent financial statements, as of June 30, 2008, are also available directly from the Securities and Exchange Commission or via links on GEHL’s website. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and must be interpreted with care in view of the significant differences between U.S. GAAP and IFRS, which would be applied in the event of a post-acquisition consolidation of financial reporting. The most significant impact of these differences in accounting standards concerns the treatment of the securitization program and sales of receivables with limited recourse, which are not required to be shown on GEHL’s balance sheet under U.S. GAAP. In the financial presentation which MANITOU posted online simultaneously with the distribution of the press release announcing the transaction, this impact was assessed to be a $250 million increase in GEHL’s debt, as shown on the balance sheet at June 30, 2008 (page 13 of the presentation). The effect of this restatement is to increase the post-acquisition ratio of indebtedness (ratio of net debt and EBITDA*) from a range of 1.1/1.3 to a range of 2.0/2.2, as indicated on page 14 of the financial presentation noted above. In addition, information concerning the accretive impact of the transaction on MANITOU’s earnings per share in the event that all GEHL shares are acquired is also shown on page 14.

PRESS CONTACT:

FINANCIAL COMMUNICATION

communication.financiere@manitou.com

www.manitou.com

TEL: +33 (0)2.40.09.21.56

FAX: +33 (0)2.40.09.21.90

September 12, 2008

Under U.S. GAAP, GEHL had 2007 sales of $457.6 million, operating earnings of $43.6 million and net income of $24.4 million. Its net indebtedness as of December 31, 2007 amounted to $ 61.3 million.

The press release announcing the acquisition transaction and the attached financial presentation were made available simultaneously on the websites of MANITOU and GEHL.

For more information on the companies: www.manitou.com and www.gehl.com

*	Consolidated pro-forma EBITDA on the basis of earnings estimates for both companies.

The tender offer described herein has commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of GEHL. TENEDOR Corporation and MANITOU have filed a Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and GEHL has filed a Recommendation Statement on Schedule 14D-9 with respect to the tender offer. TENEDOR Corporation, MANITOU and GEHL are mailing these documents to the shareholders of GEHL. These and other documents that Manitou and GEHL have filed and will file with the SEC relating to the tender offer contain and will contain important information about the tender offer and shareholders of GEHL are urged to read them carefully.

Shareholders of GEHL can obtain a free copy of these documents at http://www.manitou.com/ and http://www.gehl.com/ and the website maintained by the Securities and Exchange Commission at http://www.sec.gov/. In addition, shareholders will be able to obtain a free copy of these documents from MANITOU by contacting MANITOU’s Information Agent, D.F. King, at (800) 967-7921 or from GEHL by contacting GEHL’s Investor Relations Department at (262) 334-9461.

This press release contains forward-looking statements, including statements in connection with the tender offer and the proposed acquisition, which involve a number of risks and uncertainties. These statements are based on MANITOU’s and GEHL’s current expectations and beliefs. Actual results could differ materially from the results implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the offer or the merger set forth in the merger agreement will not be satisfied, changes in both companies’ businesses during the period between now and the closing, developments in obtaining regulatory approvals for the transaction and difficulties that MANITOU may suffer in connection with its plans for financing the tender offer and acquisition of GEHL.

PRESS CONTACT:

FINANCIAL COMMUNICATION

communication.financiere@manitou.com

www.manitou.com

TEL: +33 (0)2.40.09.21.56

FAX: +33 (0)2.40.09.21.90

September 12, 2008

Risks relating to the tender offer and merger are described in the documentation filed with the SEC by MANITOU and GEHL as referenced in the immediately preceding paragraph. Risks relating to GEHL are described in GEHL’s report on Form 10-K filed with the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2007, and GEHL’s reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) for subsequent quarterly periods. GEHL and MANITOU are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

PRESS CONTACT:

FINANCIAL COMMUNICATION

communication.financiere@manitou.com

www.manitou.com

TEL: +33 (0)2.40.09.21.56

FAX: +33 (0)2.40.09.21.90